Exhibit 10(s)

EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 11th day of June 2004, by and between Church & Dwight Co., Inc. (the “Company”), and James R. Craigie (the “Executive”).

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to be employed by the Company, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth below, the Company and the Executive agree as follows:

1. Employment, Term.

1.1 Employment. The Company agrees to employ the Executive in the positions and with the responsibilities, duties and authority set forth in Section 2.

1.2 Term. The term of the Executive’s employment under this Agreement shall commence as of June 21, 2004 and shall terminate in accordance with this Agreement.

2. Position, Duties, Board Membership.

2.1 Position. The Executive shall serve the Company in the position of President and Chief Executive Officer, effective on July 6, 2004.

2.2 Duties. The Executive shall perform, faithfully and diligently, such duties, and shall have such responsibilities, appropriate to said position, as shall be assigned to him from time to time by the Board of Directors of the Company (the “Board”). The Executive shall report to the Board. The Executive shall devote his full business time and attention to the performance of his duties and responsibilities hereunder. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on one board of a for-profit organization, presently World Kitchen, Inc., with future board service at other companies subject to prior approval of the Board, (ii) serving on the boards of directors of trade associations, (iii) engaging in charitable activities and community affairs, presently including service on the board of Graham Windham, and (iv) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iv) do not interfere with the proper performance of his duties and responsibilities hereunder.

2.3 Board Membership. The Executive shall be appointed to the Board effective on July 6, 2004.

3. Base Salary, Annual Incentive, Stock Options, Other Benefits.

3.1 Base Salary. During the term of this Agreement, the Company shall pay to the Executive a minimum base salary at the rate of $650,000 per annum, payable in accordance with the standard payroll practices of the Company. The Executive shall be entitled to periodic reviews for increases in base salary during the term hereof, as shall be determined and approved by, and in the sole discretion of the Board, taking account of the performance of the Company and the Executive, Company policy and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company. The first such review shall take place on or about April 1, 2005.

3.2 Annual Incentive. (a) In addition to the base salary provided for in Section 3.1, the Executive shall be eligible to receive an annual incentive payment, as approved by the Board, in each calendar year of the Company falling during the term of this Agreement. The target incentive (the “Target Incentive”) for the Executive will be 100% of base salary, with a minimum incentive of 0% of base salary up to a maximum incentive of 200% of base salary, based on the achievement of performance goals previously established for the Company and the Executive and approved by the Board. For 2004, a minimum incentive will be paid at the target level of 100% of base salary, pro-rated based on the number of days in 2004 following commencement of employment under this Agreement. Any annual incentive provided to the Executive shall be payable upon or within a reasonable period of time after the receipt of the Company’s audited financial statements for the applicable calendar year in accordance with the Company’s normal practices. Subject to subparagraph (b) below, in order to be eligible to receive an annual incentive payment with respect to any calendar year, the Executive must be employed by the Company on January 1st of the immediately succeeding calendar year.

(b) In the event of the termination of employment of the Executive pursuant to Section 6.1 (Death), or Section 6.2 (Disability) of this Agreement, the Executive (or his estate or other legal representative) shall be entitled to a pro-rated incentive for the calendar year in which such termination takes place (payable in accordance with Section 3.2(a)) in an amount equal to the product of (i) the bonus for such calendar year at 100% of targeted bonus, multiplied by (ii) a fraction, the numerator of which is the number of days from the beginning of such calendar year to the date of termination, and the denominator of which is 365. In the event of the termination of employment of the Executive pursuant to Section 6.3 (Due Cause) or Section 6.5 (Voluntary Termination) of this Agreement, the Executive shall not be entitled to an incentive for the calendar year of the Company in which such termination takes place. In the event of the termination of employment of the Executive pursuant to Section 6.4 (Termination by the Company Without Cause), or Section 6.6 (Termination by Executive for Good Reason), the Executive shall be entitled to a pro-rated incentive for the calendar year in which such termination takes place (payable in accordance with Section 3.2(a)) in an amount equal to the product of (i) the bonus for such calendar year, based on the attainment of stated Board objectives, multiplied by (ii) a fraction, the numerator of which is the number of days from the beginning of such calendar year to the date of termination, and the denominator of which is 365.

3.3 Stock Options. (a) The Company shall grant to the Executive options to purchase one hundred twenty-five thousand (125,000) shares of common stock (the “Stock”), pursuant to the terms of the Stock Award Plan, as the same may be amended from time to time in accordance with its terms (the “Stock Award Plan”), of the Company, upon the commencement of Executive’s employment hereunder pursuant to Section 1.2 of this Agreement.

(b) The options provided in subparagraph (a) shall be evidenced by a stock option agreement (“Option Agreement”) entered into between the Executive and the Company, which agreement shall provide for vesting of 41,666 options on each of the first and second anniversaries of the date of grant, and 41,668 options on the third anniversary of date of grant of such Stock and a term of ten years. The Option Agreement is attached hereto as Exhibit A. All other terms of the grant shall be governed by the Stock Award Plan.

(c) The Executive may participate in future awards of options (beginning in 2005) to purchase Stock and/or participate in other stock-based incentives in a manner consistent with any stock award plan adopted by the Company for its senior corporate officers. The determination as to the amount of options and/or other stock-based incentives, if any, shall be at the sole discretion of the Board.

(d) All issues concerning vesting, exercising, and forfeiture of stock options granted under this Agreement shall be governed by the terms of the Option Agreement and Stock Award Plan.

3.4 Senior Corporate Officer Benefits. The Executive shall be entitled to participate in whatever benefit plans are now existing or are hereafter adopted by the Board for the senior corporate officers of the Company.

4. Expense Reimbursement, Relocation Expenses.

4.1 Expense Reimbursement. During the term of this Agreement, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon the presentation of proper accounts in accordance with the Company’s policies and practices for senior corporate officers.

4.2 Relocation Expenses. The Company shall provide the Executive with reimbursement for relocation expenses in accordance with its current relocation program, with an after-tax lump sum payment of $25,000 for miscellaneous expenses. The Company will also reimburse the Executive for reasonable temporary housing rental and utilities expenses in the Princeton, New Jersey area for up to fifteen (15) months following commencement of his employment under this Agreement.

5. Pension and Welfare Benefits, and Vacation.

5.1 Benefit Plans. During the term of this Agreement, the Executive will be eligible to participate in all employee benefit plans and programs (including, without limitation 401(k) Plan, medical, dental, life, and disability plans of the Company) offered by the Company from time to time to its senior corporate officers, subject to the provisions of such plans and programs as in effect from time to time.

5.2 Vacation. The Executive shall be entitled to four (4) weeks vacation per annum.

6. Termination of Employment.

6.1 Death. In the event of the death of the Executive, the Company shall pay to the estate or other legal representative of the Executive the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of the Executive’s death and not theretofore paid to the Executive, and an incentive payment calculated as provided in Section 3.2(b), as well as all unreimbursed business expenses incurred through the date of termination and any unpaid prior year incentive payment. Rights and benefits of the estate or other legal representative of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

6.2 Disability. If the Executive becomes permanently and totally incapacitated by reason of sickness, accident or other physical or mental disability (as defined in the Company’s Long Term Disability program then in effect), the Company shall terminate the Executive and shall pay to the Executive the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of the Executive’s termination and not theretofore paid to the Executive, and an incentive payment calculated as provided in Section 3.2(b), as well as all unreimbursed business expenses incurred through the date of termination and any unpaid prior year incentive payment. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

6.3 Due Cause. The employment of the Executive hereunder may be terminated by the Company at any time for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Executive the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive, as well as all unreimbursed business expenses incurred through the date of termination and any unpaid prior year incentive payment. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. For purposes hereof, “Due Cause” shall be defined as (a) the Executive’s substantial failure to discharge his duties and responsibilities under this Agreement for any reason other than permanent and total incapacity by reason of sickness, accident or other physical or mental disability (as defined in the Company’s

Long Term Disability program then in effect), after being given notice in writing and opportunity to cure, (b) any act of willful misconduct, dishonesty, or fraud involving the Company, or (c) any breach of the Executive’s fiduciary duties to the Company.

6.4 Termination by the Company Without Cause. The Company may terminate the Executive’s employment at any time for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 6.1 (Death), 6.2 (Disability), 6.3 (Due Cause) or 6.5 (Voluntary Termination), the Company shall pay to the Executive (a) the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of the Executive’s termination and not theretofore paid to the Executive and an incentive payment calculated as provided in Section 3.2(b); and (b) severance pay in the form of base salary continuation for the period of twenty-four (24) months (the “Severance Period”), commencing on the day immediately following the date of termination, at a rate equal to the base salary then in effect; provided, however, that such salary continuation shall not be subject to offset during the first twelve months of the Severance Period but shall be subject to offset beginning on the first day of the thirteenth month through the end of the Severance Period by any salary compensation received by the Executive from other full time employment. During the Severance Period, the Company shall continue to provide life, medical and dental coverage for the Executive at the levels which were being provided to the Executive immediately prior to the termination of his employment on the same basis as such benefits are provided to other senior corporate officers of the Company; provided, however, that all such benefits shall be offset by any like benefits received by the Executive from other full time employment at any time during the Severance Period. In addition, the Company shall pay all unreimbursed business expenses incurred through the date of termination and any unpaid prior year incentive payment. The Company will also provide outplacement services to the Executive, up to a maximum cost of $75,000. Rights and benefits of the Executive under the other benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

6.5 Voluntary Termination. The Executive may terminate his employment with the Company at any time upon thirty (30) days’ prior written notice to the Company. In the event of such termination, the Company shall pay to the Executive the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive, as well as all unreimbursed business expenses incurred through the date of termination and any unpaid prior year incentive payment. Except as otherwise provided in this Agreement, rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

6.6 Termination by Executive for Good Reason. If at any time during the term of this Agreement there occurs:

(a)	a material diminution of the Executive’s responsibilities;

(b)	any reduction in the sum of the Executive’s annual base salary and Target Incentive as of the first day of employment under this Agreement;

(c)	any relocation of the Executive’s principal site of employment to a location more than 50 miles from Princeton, New Jersey; or

(d)	any material breach of this Agreement on the part of the Company,

and in the case of any of clauses (a), (b), (c), or (d), the Company has failed to cure such occurrence within thirty (30) days of receipt of written notice from the Executive, then, at the option of the Executive, exercisable by the Executive within sixty (60) days after the occurrence of any of the foregoing events, the Executive may resign from employment with the Company by delivering a notice in writing (the “Notice of Termination”) to the Company. Upon termination in accordance with this Section 6.6, the Executive shall be entitled to the salary, bonus, severance pay and other benefit provisions of Section 6.4 in their entirety.

6.7 Directorships. Upon termination of employment the Executive will resign as of the date of termination from any and all directorships the Executive may hold in the Company and its subsidiaries and affiliates, unless otherwise requested by the Board.

6.8 Separation Agreement. Upon termination of employment and as a condition to the Executive’s entitlement to the payments and other benefits provided herein, the Executive and the Company will enter into an agreement including, among other things, an agreement of each of the parties to refrain making any disparaging or defamatory statements or comments to third parties regarding the other (including the Company’s officers, directors, employees, affiliates, agents or representatives), and a waiver and general release by the Executive of all claims related to the Executive’s employment and termination in form and substance satisfactory to the Company.

7. Confidential Information.

7.1 Nondisclosure. During the term of his employment and thereafter, other than in the ordinary course of performing his duties for the Company or with the Company’s written consent, the Executive will not disclose, use, disseminate, lecture upon or publish Confidential Information of which he becomes informed during his employment, whether or not developed by him, except when required to do so by a court of law, by any governmental agency having supervising authority over any business of the Company or by any administrative or legislative body with jurisdiction to order him to disclose such information.

7.2 Confidential Information Defined. “Confidential Information” means information disclosed to the Executive or known by him as a result of his employment by the Company, not generally known in the industry, about the Company’s services, products or customers, including, but not limited to, procedures and protocols, research, technology, operating models, finance, strategic planning, client retention, data processing, insurance plans, risk management, marketing, contracting and selling, and employees. Confidential Information includes information relating to his own compensation and benefits, however, he may disclose such information only to his family, attorneys, accountants, advisors, or government authorities.

8. Interference with the Company.

The Executive will not, (a) for a period of twenty-four (24) months after termination of his employment with the Company, directly or indirectly, (i) engage, whether as principal, agent, investor, representative, stockholder (other than as the holder of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, anywhere within the world, which manufactures and/or sells Laundry, Condoms, Depilatory, Pregnancy Testing, Sodium Bicarbonate, Oral Care or Deodorizing products, or any products or product lines acquired after the date of this Agreement, which compete with the products manufactured and/or sold by the Company or any subsidiary, affiliate or division thereof, (ii) solicit or entice or endeavor to solicit or entice away any of the clients or customers of the Company, either on his own account or for any other person, firm, corporation or organization, (iii) directly or indirectly solicit or entice or endeavor to solicit or entice away from the Company any director, officer, employee, agent or consultant of the Company, either on his own account or for any person, firm, corporation or other organization, whether or not the person solicited would commit any breach of such person’s contract of employment by reason of leaving the Company’s service, or (iv) employ any person who was a director, officer or employee of the Company, unless such person’s employment was terminated by the Company, or any person who is or may be likely to be in possession of any Confidential Information. Anything herein to the contrary notwithstanding, the Executive shall not be precluded from working for an enterprise that competes with the Company’s products on a de minimis basis (i.e. the other company’s revenues attributable to such competing products amount to less than 5% of such company’s total revenue, provided that Executive does not participate, directly or indirectly, in the business operations of any division or part of the company that manufactures and/or sells such competing product.

The requirements of subparagraph 8(a)(i) may be waived by the Company upon written request by the Executive and not unreasonably withheld by the Company.

The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants set forth in this Section 8 because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

9. Injunctive Relief.

In the event that the Company seeks an injunction or similar equitable relief for the breach or threatened breach of the provisions of Section 7 or 8 of this Agreement, the Executive agrees that the Executive shall not use the availability of arbitration in Section 14 hereof as grounds for the dismissal of any such injunctive action.

10. Successors and Assigns, Indemnification.

10.1 Assignment by the Company. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined. The Company and the Executive agree that the Company may assign this Agreement without the express, written consent of the Executive.

10.2 Assignment by the Executive. The Executive may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board; provided, however, that nothing herein shall preclude one or more beneficiaries of the Executive from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries”, as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive’s estate.

10.3 Indemnification. The Company shall indemnify the Executive in accordance with its Certificate of Incorporation and/or its by-laws, as each may be amended from time to time. The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the same extent the Company covers its other officers and directors.

11. Governing Law.

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New Jersey applicable to contracts to be performed entirely within such state. In the event that a court of any jurisdiction shall hold any of the provisions of this Agreement to be wholly or partially unenforceable for any reason, such determination shall not bar or in any way affect the Company’s right to relief as provided for herein in the courts of any other jurisdiction.

Such provisions, as they relate to each jurisdiction, are, for this purpose, severable into diverse and independent covenants. Service of process on the parties hereto at the addresses set forth herein shall be deemed adequate service of such process.

12. Entire Agreement.

This Agreement contains all the understandings and representations between the parties pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them.

13. Amendment, Modification, Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized representative of the Company other than the Executive. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

14. Arbitration.

The Company and the Executive will attempt amicably to resolve disagreements and disputes hereunder or in connection with the employment of the Executive by negotiation. If the matter is not amicably resolved through negotiation, within thirty (30) days after written notice from either party, any controversy, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, will be subject to exclusive, final and binding arbitration, which will be conducted in Princeton, New Jersey, in accordance with the National Rules for the Resolution of Employment Disputes, as amended, of the American Arbitration Association. Either party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award.

15. Notices.

Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:

If to the Company:

Church & Dwight Co., Inc.

469 N. Harrison Street

Princeton, NJ 08540

Attention: General Counsel

If to the Executive:

James R. Craigie

c/o Church & Dwight Co, Inc.

469 N. Harrison Street

Princeton, NJ 08540

16. Severability.

Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

17. Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

18. Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHURCH & DWIGHT CO., INC.

By:

James R. Craigie